August 31, 1999

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Interdyne Company and, under the date of September 18, 1998, we reported on the financial statements of Interdyne Company as of and for the years ended June 30, 1998 and 1997. On June 30, 1999, we declined to stand for reelection. We have read Interdyne's statements included under Item 4 of its Form 8-K dated August 30, 1999, and we agree with such statements.

Very truly yours,


KPMG LLP